Exhibit 99.1

News Release	FMC Technologies Inc 1803 Gears Road Houston, TX 77067

Release	Immediate Release
Contact	Investors: Robert Cherry (281) 591-4560
Media: Ellen Bates (281) 445-6559
Michael King (281) 931-2540

FMC Technologies Reports Fourth Quarter 2009 Diluted Earnings per Share of $0.75

Highlights:

•	Record subsea systems revenue of $822 million

•	Energy Production Systems operating profit up 10 percent

•	Full year 2009 company operating profit a record $619 million

•	Company provides 2010 guidance for diluted earnings per share of $2.45 to $2.65

HOUSTON, February 16, 2010 – FMC Technologies, Inc. (NYSE:FTI) today reported fourth quarter 2009 revenue from continuing operations of $1.2 billion, including a record $822 million in subsea systems. Diluted earnings per share from continuing operations were $0.75 compared to $0.74 in the prior-year quarter.

Led by higher operating margin and volume in subsea systems, fourth quarter operating profit in Energy Production Systems increased 10 percent from the fourth quarter of 2008. Operating profit in Energy Processing Systems was down 49 percent from the prior-year quarter due mainly to continued market weakness in the fluid control business.

Full Year 2009 Results

The 2009 total company revenue of $4.4 billion was led by subsea systems, whose revenue increased three percent to a record $3.1 billion. Total company operating profit increased six percent to a record $618.5 million. The full year 2009 diluted earnings per share from continuing operations of $2.87 were up six percent from the 2008 diluted earnings per share of $2.72.

“As a result of a healthy backlog and strong execution, we are pleased to report another year of earnings growth,” said Peter D. Kinnear, Chairman, President and Chief Executive Officer. “While we anticipate 2010 revenue to be slightly lower than 2009, we expect a significant rebound in orders and a rebuilding of our backlog. Our estimate for 2010 diluted earnings per share is $2.45 to $2.65.”

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FMC Technologies Reports Fourth Quarter 2009 Diluted Earnings per Share of $0.75                                                                                                                                   2

Review of Operations – Fourth Quarter 2009

Energy Production Systems

Energy Production Systems’ record fourth quarter revenue of $988.8 million increased $16.0 million from the prior-year quarter. Revenue for subsea systems was a record $822 million, up four percent from the prior-year quarter. Surface wellhead revenue was down six percent from the fourth quarter of 2008 but was up five percent compared to the third quarter of 2009.

Energy Production Systems’ operating profit of $131.2 million increased 10 percent over the prior-year quarter. The increase in operating profit was due to higher operating margins across the segment and increased volume in subsea systems.

Energy Production Systems’ inbound orders for the fourth quarter were $584.5 million, including subsea systems orders of $411 million. Backlog for Energy Production Systems was $2.3 billion, including $2.0 billion in subsea systems at the end of the fourth quarter.

Energy Processing Systems

Energy Processing Systems’ fourth quarter revenue of $177.1 million was 23 percent lower than the prior-year quarter but was up seven percent from the third quarter of 2009. The sequential revenue increase came primarily from the measurement solutions business.

Energy Processing Systems’ fourth quarter operating profit of $20.6 million was down 49 percent from the prior-year quarter, primarily driven by lower volume and operating margin in the fluid control business resulting from weakness in the North American market.

Energy Processing Systems’ inbound orders were $171.6 million for the fourth quarter, which was up 22 percent sequentially driven in part by the fluid control business and was at the highest level since the third quarter of 2008. Backlog for the segment finished the quarter at $221.1 million.

Corporate Items

Corporate expense in the fourth quarter was $10.2 million, an increase of $1.1 million from the prior-year quarter.

Other expense, net, was $5.4 million, a decrease of $16.4 million from the prior-year quarter. The decrease from the prior-year quarter included $7.0 million in lower LIFO charges, a reduction of $5.3 million in net foreign exchange losses, and a reduction of $4.7 million in pension expenses.

The company ended the quarter with net cash of $40.6 million. Net interest expense was $3.0 million in the quarter.

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FMC Technologies Reports Fourth Quarter 2009 Diluted Earnings per Share of $0.75                                                                                                                                   3

The company repurchased 376 thousand shares of common stock in the quarter for $21.5 million and now has 5.4 million shares remaining in its stock repurchase authorization.

Depreciation and amortization for the fourth quarter was $28.3 million, up $3.7 million from the previous quarter, and capital expenditures totaled $34.0 million.

The company recorded an effective tax rate of 30.3 percent for the fourth quarter.

Summary and Outlook

FMC Technologies reported diluted earnings per share from continuing operations of $0.75, which was an increase from $0.74 in the prior-year quarter. Fourth quarter revenue from continuing operations was $1.2 billion, including a record $822 million in subsea systems.

Energy Production Systems’ operating profit was up 10 percent over the fourth quarter of 2008. Total company operating profit for the full year 2009 increased six percent to a record $618.5 million.

The company provided guidance for 2010 diluted earnings per share from continuing operations in a range of $2.45 to $2.65.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. The Company has approximately 10,400 employees and operates 19 manufacturing facilities in 14 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its fourth quarter 2009 conference call at 9:00 a.m. EST on Wednesday, February 17, 2010. The event will be available at www.fmctechnologies.com. An archived audio replay will also be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
Revenue	$1,160.2	$1,205.1	$4,405.4	$4,550.9
Costs and expenses	1,023.8	1,064.7	3,875.3	4,020.1

	136.4	140.4	530.1	530.8
Other expense, net	(0.3)	(11.5)	(2.7)	(23.0)

Income before net interest expense and income taxes	136.1	128.9	527.4	507.8
Net interest expense	(3.0)	(0.7)	(9.5)	(1.5)

Income from continuing operations before income taxes	133.1	128.2	517.9	506.3
Provision for income taxes	40.3	34.3	155.1	152.0

Income from continuing operations	92.8	93.9	362.8	354.3
Income (loss) from discontinued operations, net of income taxes	0.3	(2.6)	0.5	8.4

Net Income	93.1	91.3	363.3	362.7
Less: net income attributable to noncontrolling interests	0.1	—	(1.5)	(1.4)

Net income attributable to FMC Technologies, Inc.	$93.2	$91.3	$361.8	$361.3

Basic Earnings per share attributable to FMC Technologies, Inc.:
Income from continuing operations	$0.75	$0.75	$2.91	$2.76
Income (loss) from discontinued operations	0.01	(0.02)	—	0.07

Basic earnings per share	$0.76	$0.73	$2.91	$2.83

Basic weighted average shares outstanding	123.1	125.5	124.3	127.8

Diluted earnings per share attributable to FMC Technologies, Inc.:
Income from continuing operations	$0.75	$0.74	$2.87	$2.72
Income (loss) from discontinued operations	—	(0.02)	0.01	0.06

Diluted earnings per share	$0.75	$0.72	$2.88	$2.78

Diluted weighted average shares outstanding	124.6	127.5	125.7	129.7

Net income attributable to FMC Technologies, Inc.:
Income from continuing operations	$92.9	$93.9	$361.3	$352.9
Income (loss) from discontinued operations	0.3	(2.6)	0.5	8.4

Net income attributable to FMC Technologies, Inc.	$93.2	$91.3	$361.8	$361.3

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2009	2008	2009	2008
Revenue

Energy Production Systems	$988.8	$972.8	$3,721.9	$3,670.7
Energy Processing Systems	177.1	229.6	698.4	883.2
Other revenue (1) and intercompany eliminations	(5.7)	2.7	(14.9)	(3.0)

	$1,160.2	$1,205.1	$4,405.4	$4,550.9

Income before income taxes

Segment operating profit
Energy Production Systems	$131.2	$119.1	$516.1	$420.7
Energy Processing Systems	20.6	40.7	102.4	165.5

Total segment operating profit	151.8	159.8	618.5	586.2

Corporate items
Corporate expense	(10.2)	(9.1)	(35.4)	(37.5)
Other revenue and other expense, net (1)	(5.4)	(21.8)	(57.2)	(42.3)
Net interest expense	(3.0)	(0.7)	(9.5)	(1.5)

Total corporate items	(18.6)	(31.6)	(102.1)	(81.3)

Income from continuing operations before income taxes attributable to FMC Technologies, Inc.	$133.2	$128.2	$516.4	$504.9

(1) Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2009	2008	2009	2008
Inbound Orders

Energy Production Systems	$584.5	$401.5	$2,709.4	$2,853.2
Energy Processing Systems	171.6	167.4	606.4	865.9

Subtotal Energy Systems	756.1	568.9	3,315.8	3,719.1
Intercompany eliminations	(9.9)	(3.2)	(16.9)	(7.6)

Total inbound orders	$746.2	$565.7	$3,298.9	$3,711.5

	December 31
	2009	2008
Order Backlog
Energy Production Systems	$2,332.6	$3,345.0
Energy Processing Systems	221.1	313.2

Subtotal Energy Systems	2,553.7	3,658.2
Intercompany eliminations	(8.3)	(7.0)

Total order backlog	$2,545.4	$3,651.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31, 2009	December 31, 2008
	(Unaudited)
Cash and cash equivalents	$460.7	$340.1
Trade receivables, net	879.2	996.1
Inventories	591.8	559.3
Other current assets	293.9	542.8

Total current assets	2,225.6	2,438.3

Property, plant and equipment, net	581.9	494.9
Goodwill	272.7	128.7
Intangible assets, net	154.6	70.2
Investments	141.8	151.2
Other assets	132.9	297.6

Total assets	$3,509.5	$3,580.9

Short-term debt and current portion of long-term debt	$28.5	$23.0
Accounts payable, trade	343.9	439.8
Advance payments and progress billings	670.4	770.3
Other current liabilities	634.6	726.7
Liabilities of discontinued operations	1.1	3.5

Total current liabilities	1,678.5	1,963.3

Long-term debt, less current portion	391.6	472.0
Other liabilities	327.6	446.9
Common stock	1.4	1.4
Other FMC Technologies, Inc. stockholders’ equity	1,101.4	689.0
Noncontrolling interest in consolidated companies	9.0	8.3

Total liabilities and equity	$3,509.5	$3,580.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Twelve Months Ended December 31
	2009	2008
Cash provided (required) by operating activities of continuing operations:
Income from continuing operations	$361.3	$352.9
Depreciation and amortization	93.0	72.6
Trade accounts receivable, net	211.3	(322.7)
Inventories	7.5	(77.1)
Accounts payable, trade	(142.8)	140.9
Advance payments and progress billings	(182.4)	207.6
Other	248.7	(112.5)

Net cash provided by operating activities of continuing operations	596.6	261.7

Cash required by operating activities of discontinued operations	(2.1)	(11.1)

Cash provided (required) by investing activities of continuing operations:
Capital expenditures	(110.0)	(165.0)
Proceeds from disposal of assets	18.9	3.4
Acquisitions, minority ownership positions and other investing	(162.6)	(121.3)

Net cash required by investing activities of continuing operations	(253.7)	(282.9)

Cash required by investing activities of discontinued operations	—	(4.7)

Cash provided (required) by financing activities:
Net (repayment) issuance of debt	(80.2)	369.4
Issuance of capital stock	3.1	4.8
Purchase of stock held in treasury	(155.7)	(324.0)
Proceeds from spin-off of JBT Corporation	—	196.2
Other financing	(4.8)	6.3

Net cash (required) provided by financing activities	(237.6)	252.7

Effect of changes in foreign exchange rates on cash and cash equivalents	17.4	(5.1)

Increase in cash and cash equivalents	120.6	210.6
Cash and cash equivalents, beginning of period	340.1	129.5

Cash and cash equivalents, end of period	$460.7	$340.1